EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Atlantic Coastal Acquisition Corp. II (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-261459) of our report dated December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Atlantic Coastal Acquisition Corp. II as of October 25, 2021 and for the period from May 20, 2021 (inception) through October 25, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

January 6, 2022

Tampa, FL